PULTEGROUP APPOINTS LILA SNYDER TO BOARD OF DIRECTORS ATLANTA, Aug. 28, 2018 – PulteGroup, Inc. (NYSE: PHM), one of America’s largest homebuilding companies, today announced that it has appointed Lila Snyder, EVP and President, Commerce Services for Pitney Bowes, Inc., as a new independent director to its board, effective today. “Lila is an innovative and accomplished business leader, and we are delighted that she is joining PulteGroup’s board of directors,” said Bryce Blair, Chairman of the Board of PulteGroup. “We are confident that PulteGroup will benefit from her insights and counsel.” “Expanding the breadth of experience and diversity on our board of directors is a stated priority of PulteGroup,” said Cheryl Grise, PulteGroup director and Chairman of the Nominating and Governance Committee. “We are pleased to take another step in that direction with the addition of a board member of Lila’s caliber. Her 20-year record of achievement in both the consulting and corporate arenas will be invaluable to PulteGroup.” As EVP and President of Commerce Services, Snyder leads Pitney Bowes’ fastest growing business, helping clients navigate the complexities of global ecommerce through a host of fulfillment, shipping, delivery, returns and cross-border e-commerce solutions. Snyder has been a member of the Pitney Bowes senior management team since 2013 and led the task force to re-define Pitney Bowes’ values and culture. Before joining Pitney Bowes, Snyder had a distinctive 15-year career at McKinsey & Co., making partner after six years and working with a variety of industries in the technology, media and communications sectors. Snyder holds S.M. and Ph.D. degrees in mechanical engineering from the Massachusetts Institute of Technology and a B.S. degree in mechanical engineering from the University of Miami. About PulteGroup, Inc. PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews. Media Contact: Julie Pulliam 404-978-6436 julie.pulliam@pultegroup.com # # #